EXECUTION COPY

AMENDED AND RESTATED SHAREHOLDERS AGREEMENT

DATED AUGUST 18, 2010

AMONG

CHINA RECYCLING ENERGY CORPORATION

CARLYLE ASIA GROWTH PARTNERS III, L.P.

CAGP III CO-INVESTMENT, L.P.

CHINA CINDA (HK) ASSET MANAGEMENT CO., LIMITED

AND

MR. KU GUOHUA

WS0701.184100.8

Table of Content

AMENDED AND RESTATED SHAREHOLDERS AGREEMENT

This AMENDED AND RESTATED SHAREHOLDERS AGREEMENT (the "**Agreement**") is entered into as of August 18, 2010 between:

(i) China Recycling Energy Corporation, a company incorporated and existing under the Laws of the State of Nevada (the "**Company**");

(ii) Carlyle Asia Growth Partners III, L.P., a limited partnership organized under the Laws of the Cayman Islands ("**CAGP**");

(iii) CAGP III Co-Investment, L.P., a limited partnership organized under the Laws of the Cayman Islands (together with CAGP, "**Carlyle**");

(iv) China Cinda (Hong Kong) Asset Management Co., Ltd., a company incorporated and existing under the Laws of Hong Kong Special Administrative Region ("**Cinda HK**") (together with Carlyle, the "**Investors**" or individually, each an "**Investor**"); and

(v) Mr Ku Guohua, an individual (individually the "**Principal Shareholder**" and together with Carlyle, and each shareholder of the Company who subsequently becomes a party to this Agreement, such as by conversion of its securities into Common Shares of the Company, the "**Shareholders**").

The Company and the Shareholders are referred to herein as "**Parties**" collectively and a "**Party**" individually.

RECITALS

WHEREAS, (i) the Company, certain members of the Company Group (as defined in the Cinda HK Purchase Agreement) and Cinda HK have entered into a notes purchase agreement, dated as of August 18, 2010 (the "**Cinda HK Purchase Agreement**") pursuant to which the Company shall issue and Cinda HK shall purchase senior secured convertible notes (the "**Cinda HK Notes**"), and (ii) Well Kent International Enterprises (Shenzhen) Company Limited and China Jingu International Trust & Investment Corporation, as lenders (the "**Onshore Lenders**") and Xi'an TCH Energy Technology Co., Ltd., as borrower (the "**Onshore Borrower**"), have entered into a loan agreement, dated as of August 18, 2010 (together with related trust plan documents, the "**Onshore Loan Agreement**") pursuant to which the Onshore Lenders shall provide a loan facility to the Onshore Borrower (the "**Onshore Loan**") subject to the terms and conditions therein, and provided that the total amount of the Cinda HK Notes and the Onshore Loan shall not exceed, in aggregate, RMB200 million (or the US$ equivalent of RMB200 million);

WHEREAS, pursuant to an exchange rights agreement entered into between the Company, the Onshore Borrowers, the Onshore Lenders and Cinda HK dated as of August 18, 2010 (the "**Exchange Rights Agreement**") Cinda HK shall have the right as agent on behalf of the Onshore Lenders, subject to the terms of the Onshore Loan Agreement, to exchange all or any part of the outstanding principal amount of the Onshore Loan for Common Stock in the Company.

WHEREAS, the Company, Carlyle, and certain members of the Company Group entered into a stock and notes purchase agreement, dated as of November 16, 2007 (the "**Carlyle Purchase Agreement**"), pursuant to which Carlyle (a) subscribed for 4,066,706 newly issued Common Shares, and (b) purchased a ten percent (10%) senior secured convertible promissory note in the principal amount of US$5,000,000 and, subsequently, a five percent (5%) senior secured convertible promissory note in the principal amount of US$15,000,000 (the notes referenced in (b) referred to as the "**Carlyle Notes**") of the Company, as amended on April 29, 2008 and April 29, 2009 respectively;

WHEREAS, certain Shareholders have pledged to each of Carlyle and Cinda HK certain of the Common Shares held by them as security for the full and punctual observance and performance of the covenants and agreements contained in the various convertible notes, pursuant to a share pledge agreement, dated as of November 16, 2007 (the "**Carlyle Pledge Agreement**") and pursuant to a share pledge agreement dated on or about the same date as this Agreement (the "**Cinda HK Pledge Agreement**");

WHEREAS, the Company, Carlyle and other persons are parties to a shareholders' agreement dated November 16, 2007 (the "**Prior Investment Agreement**").

WHEREAS, in order to induce Cinda HK to enter into the Cinda HK Purchase Agreement, it is hereby agreed that the Parties enter into this Agreement, which shall amend and supersede the Prior Investment Agreement.

WITNESSETH

NOW, THEREFORE, in consideration of the premises set forth above, the mutual promises and covenants set forth herein and other good and valuable consideration, the Parties hereby agree as follows:

1. DEFINITIONS

1.1 **Definitions**. The following terms when used in this Agreement shall have the meanings as set forth below.

"**Affiliate**" means (i) in the case of an entity, any Person who or which, directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with any specified Person, or (ii) in the case of an individual, such individual's spouse, children, grandchildren or parents or a trust primarily for the benefit of any of the foregoing.

"**Agreement**" has the meaning provided in the preamble hereto.

"**Arbitration Notice**" has the meaning provided in Section 10.3 hereto.

"**Articles of Incorporation**" means the articles of incorporation of the Company, as amended, as in effect as of the date thereof.

"**Board**" means the board of directors of the Company.

"**Business Day**" shall mean any day that is not a Saturday, Sunday, legal holiday or other day on which commercial banks are required or authorized by law to be closed in Hong Kong, the People's Republic of China or New York.

"**Business Plan**" has the meaning set forth in Section 6.3 hereto

"**CAGP**" has the meaning set forth in the preamble hereto.

"**Carlyle**" has the meaning set forth in the preamble hereto.

"**Carlyle Pledge Agreement**" has the meaning set forth in the recitals hereto.

"**Carlyle Purchase Agreement**" has the meaning set forth in the recitals hereto.

"**Carlyle Registration Rights Agreement**" means the Registration Right agreement entered into between Carlyle and the Company dated as of November 16, 2007.

"**Cinda HK**" has the meaning set forth in the preamble hereto.

"**Cinda HK Notes**" has the meaning set forth in the recitals hereto.

"**Cinda HK Pledge Agreement**" has the meaning set forth in the recitals hereto.

"**Cinda HK Purchase Agreement**" has the meaning set forth in the recitals hereto.

"**Company**" has the meaning provided in the preamble hereto.

"**Company Group**" has the meaning provided in the Cinda HK Purchase Agreement.

"**Common Shares**" means the common shares, par value US $0.001, of the Company.

"**Contract**" means all loan agreements, deeds, letters of credit (including credit application forms and settlements of obligation relating thereto), mortgages, collateral agreements, pledge agreements, trust deeds, notes, bonds, guarantees, guarantee obligations, licenses, franchises, permissions, powers of attorney, purchase orders, leases, and other consents, agreements, certificates, certificates of indebtedness, proposals, commitments, arrangements and understandings (whether written or oral), to which such Person is a party, or which binds or affects such Person or such Person's properties or assets (including subsequent amendments, supplements, waivers or modifications thereof).

"**Control**" means, when used with respect to any Person, power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and "controlling" and "controlled" have meanings correlative to the foregoing.

"**Dispute**" has the meaning provided in Section 10.3(a) hereto.

"**Exchange Act**" shall mean the U.S. Securities and Exchange Act of 1934 and the rules and regulations promulgated thereunder, as amended from time to time.

"**Exchange**" means the NASDAQ Stock Market, the New York Stock Exchange or the American Stock Exchange.

"**Exchange Rights Agreement**" has the meaning set forth in the recitals hereto.

"**Fully Diluted Percentage Ownership**" means, with respect to any holder of Securities, a percentage represented by the fraction, (a) the numerator of which is the number

of Common Shares then held by such holder (after giving effect to the number of Common Shares that such holder would hold upon the conversion or exercise of all Securities held by such holder), and (b) the denominator of which is the Number of Shares of Common Stock on a Fully Diluted Basis. For the purposes of the determination of the Fully Diluted Percentage Ownership of any Shareholder, Shareholders that are Affiliates to each other and Shareholders that are funds and have a common investment manager may, in each case, aggregate the number of shares held by them.

"**GAAP**" means generally accepted accounting principles in the United States, applied on a consistent basis.

"**Governmental Approval**" means any consent, approval, permission, waiver of right, authorization, acceptance, franchise, business permission, agreement, license, certificate, exemption, order, registration, affidavit, filing, report or notice made by any Governmental Authority, or between Governmental Authorities, or to any Governmental Authority.

"**Governmental Authority**" means any country or government, or international organization with which more than one country or government is affiliated, or any state or local government, authority, ministry or sub-organization thereof.

"**HKIAC**" has the meaning provided in Section 10.3(c) hereto.

"**Indebtedness**" shall mean (i) indebtedness for borrowed money, including indebtedness evidenced by a note, bond, debenture or similar instrument, and any guarantees, endorsements or keep-well obligations or other contingent obligations in respect thereof, (ii) obligations to pay rent or other amounts under any lease of real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet under GAAP, but excluding leases of capital equipment entered into in the ordinary course of business not deemed material under GAAP in the applicable Person's financial statements, in each case consistent with past practice, or (iii) obligations in respect of outstanding letters of credit, acceptances and similar obligations created for the account of such Person.

"**Indemnifiable Loss**" means, with respect to any Person, any action, cost, damage, disbursement, expense, liability, loss, deficiency, diminution in value, obligation, penalty or settlement of any kind or nature. Notwithstanding anything to the contrary provided in the preceding sentence, "**Indemnifiable Loss**" shall include, but shall not be limited to, (i) interest or other carrying costs, penalties, legal, accounting and other professional fees and expenses incurred in the investigation, collection, prosecution and defense of claims and amounts paid in settlement, that may be imposed on or otherwise incurred or suffered by such Person and (ii) any taxes that may be payable by such Person by reason of the indemnification of any Indemnifiable Loss hereunder, other than taxes that would have been payable notwithstanding the event giving rise to indemnification.

"**Indemnified Party**" has the meaning set forth in Section 10.2(b).

"**Indemnifying Party**" has the meaning set forth in Section 10.2(b).

"**Intellectual Property**" has the meaning assigned to such term in the Purchase Agreements.

"**Investor**" or "**Investors**" have the meaning provided in the preamble hereto.

"**Investor Directors**" has the meaning provided in Section 4.1(b)(1) hereto.

"**Investor Shares**" means the Common Shares held by Carlyle at the time of this Agreement plus any subsequent Common Shares issued to any Investor pursuant to a conversion of its convertible notes into Common Shares in accordance with the provisions of a convertible note.

"**Key Employee**" means, with respect to any Person, the president, chief executive officer, the chief financial officer, the chief operating officer, the chief technical officer, the chief sales and marketing officer, the general manager, any other manager with the title of "vice-president" or higher, or any other employee with responsibilities similar to any of the foregoing, of such Person.

"**Law**" means (a) any constitution, treaty, statute, law (including, where applicable, common law), Governmental Authority ordinance, ministry ordinance and any other regulation, (b) any Governmental Approval, and (c) any order, decision, adjudication, decision on appeal, judgment and any other binding decision by any Governmental Authority, or agreement with any Governmental Authority.

"**Lien(s)**" means any mortgage, pledge, claim, security interest, encumbrance, title defect, lien, charge or other restriction or limitation.

"**Management Incentive Plan(s)**" has the meaning assigned to such term in the Purchase Agreements.

"**Material Adverse Effect**" means, in connection with a Person, a material adverse effect on the general condition, business operations, financial conditions (whether present or future), assets or liabilities, capital stock, business results or prospects of such Person.

"**Notes**" or "**Note**" mean either individually or collectively the Cinda HK Notes and/or the Carlyle Notes.

"**Number of Shares of Common Stock on a Fully Diluted Basis**" means the aggregate of the number of (i) issued shares of Common Shares at the relevant time, and (ii) if any Securities convertible into shares of Common Shares are issued, or any Securities the holder of which is entitled to exercise any acquisition right for shares of Common Shares are issued, the number of shares of Common Shares to be issued or acquired when such Securities are converted or exercised on the then-effective terms and conditions. Notwithstanding the foregoing, such definition is to be interpreted, as applicable, based on preferences contained in the various Notes.

"**Onshore Borrower**" means Xi'an TCH Energy Technology Co., Ltd., a limited liability company organized under the Laws of People's Republic of China.

"**Onshore Lenders**" means together Well Kent International Enterprises (Shenzhen) Company Limited and China Jingu International Trust & Investment Corporation Ltd.

"**Onshore Loan**" has the meaning set forth in the recitals hereto.

"**Onshore Loan Agreement**" has the meaning set forth in the recitals hereto.

"**Organizational Documents**" of a Person means, as applicable, such Person's certificate or articles of incorporation, by-laws or regulations of its board of directors, regulations of the board of statutory auditors, regulations of stock handling, commercial register, all minutes with respect to board and general shareholders' meetings, and other organizational documents.

"**Party**" or "**Parties**" has the meaning provided in the preamble hereto.

"**Permits**" has the meaning assigned to such term in the Purchase Agreements.

"**Person**" means any natural person, enterprise, partnership, non-corporate entity, corporate entity, corporation, trust, business trust, a Governmental Authority or other organization.

"**Pledge Agreements**" means the Carlyle Pledge Agreement and the Cinda HK Pledge Agreement.

"**Prior Investment Agreement**" has the meaning set forth in the recitals hereto.

"**Principal Shareholder**" has the meaning provided in the preamble hereto.

"**Purchase Agreements**" means the Cinda HK Purchase Agreement and the Carlyle Purchase Agreement.

"**Qualified Accounting Firm**" means the current auditors of the Company or such other firm of international standards which the Company appoints from time to time as its auditors.

"**Registrable Shares**" has the meaning assigned to such term in the Carlyle Purchase Agreement.

"**Registration Rights Agreements**" means the Carlyle Registration Rights Agreement and the Cinda HK Registration Rights Agreement entered into as of the date hereof.

"**Rights Issuance Entitlement**" has the meaning provided in Section 3.1 hereto.

"**Rights Offering Notice**" has the meaning provided in Section 3.2 hereto.

"**RMB**" means the lawful currency in the Popular Republic of China.

"**Securities**" means any Common Shares and any securities which are convertible into any Common Shares or any option or right to subscribe for or acquire any Common Shares.

"**Securities Act**" means the U.S. Securities Act of 1933, as amended and interpreted from time to time.

"**Shareholders**" has the meaning set forth in the preamble hereto.

"**Sifang**" means Sifang Holdings Co., Ltd., a company organized under the Laws of the Cayman Islands.

"**TCH**" means Shanghai TCH Energy Technology Co., Ltd., a wholly-foreign-owned enterprise organized under the Laws of the People's Republic of China.

"**Transaction Documents**" means this Agreement, the Purchase Agreements, the Registration Rights Agreements and the Pledge Agreements, and each of the agreements and other documents otherwise required in connection with implementing the transactions contemplated by any of the foregoing.

"**Transfer**" has the meaning provided in Section 5.1(a) hereto.

"**US$**" means the lawful currency of the United States of America.

1.2 **Interpretations**. For all purposes of this Agreement, except as otherwise expressly provided, (i) the terms defined in Section 1.1 shall have the meanings assigned to them in Section 1.1 and include the plural as well as the singular, (ii) all accounting terms not otherwise defined herein have the meanings assigned under generally accepted accounting principles in the United States, (iii) all references in this Agreement to designated "Sections" and other subdivisions are to the designated Sections and other subdivisions of the body of this Agreement, (iv) pronouns of either gender or neuter shall include, as appropriate, the other pronoun forms, (v) the words "herein," "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Section or other subdivision, (vi) all references in this Agreement to designated Schedules, Exhibits and Annexes are to the Schedules, Exhibits and Annexes attached to this Agreement unless explicitly stated otherwise, (vii) "or" is not exclusive, (viii) the term "including" will be deemed to be followed by ", but not limited to," and (ix) the terms "shall," "will," and "agrees" are mandatory, and the term "may" is permissive.

2. REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE COMPANY AND PRINCIPAL SHAREHOLDER

Each of the Company and the Principal Shareholder represents and warrants as of the date of this Agreement, to the Investors, as follows:

2.1 **Authorization and Binding Effect**. The Company is duly incorporated and validly existing under the laws of the State of Nevada and has full power and authority under all of its applicable Organizational Documents and applicable Law to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the Principal Shareholder, the performance by each of such Persons of its or their obligations hereunder, and the consummation by each of such Persons of the transactions contemplated hereby have been or will be duly authorized by all requisite action, corporate or otherwise, by such Person. Each of the Company and the Principal Shareholder has duly executed and delivered this Agreement, and this Agreement constitutes the legal, valid and binding agreement of the Company and the Principal Shareholder enforceable in accordance with its terms.

2.2 **No Conflicts**. The execution and delivery of this Agreement, the performance of obligations under this Agreement and the performance of the transactions contemplated by this Agreement, in each case by the Company and the Principal Shareholder, shall not cause, or with notice or the lapse of time or both cause, any of the following:

(a) a breach, a contravention or a violation of any provision of any applicable Organizational Document of the Company or provisions of any applicable Law;

(b) the Company or the Principal Shareholder being obliged to make any payment to or perform any other obligation for a third party (excluding obligations arising due to its obligations under this Agreement or transactions contemplated by this Agreement); or

(c) a breach of any provision of any Contract by which the Company or the Principal Shareholder is bound, or an event of default under any such Contract or any entitlement on the part of any party to any such Contract to (i) declare any breach of such Contract, (ii) accelerate performance of any obligation under such Contract, or (iii) cancel, terminate or amend such Contract (provided, however, that any such breach or event of default not causing a material adverse effect to the Company or the rights and obligations of the Investors shall be excluded).

2.3 **Ownership**. As of the date hereof, the Common Shares held by the Principal Shareholder as set forth on Exhibit A represent his entire equity ownership position in the Company and the Principal Shareholder has acquired and made full payment for all Common Shares held by him and owns such Common Shares free and clear of any Liens (other than the Security Interests (as defined in the Pledge Agreements)), except the Liens described in Exhibit A.

2.4 **No Governmental Approval**. No Governmental Approval or third-party approval is required for the execution and delivery of this Agreement by the Company or the Principal Shareholder, the performance by any such Person of such Person's obligations under this Agreement, and the performance of the transactions contemplated by this Agreement.

3. PREEMPTIVE RIGHTS

3.1 **Preemptive Rights**. If the Company is planning to issue or grant any Securities (it being understood that such issuance in this Section 3 is subject to Section 6.1 and includes any transfer of treasury shares), each of the Investors shall have the right (and not any obligation) to purchase from the Company such number (its "**Rights Issuance Entitlement**") of relevant Securities as would maintain its Fully Diluted Percentage Ownership as of the date of the Rights Offering Notice at a price and on terms and conditions at least as, if not more, favorable than those offered to any other party.

3.2 **Issuance of Securities**. If the Company is planning to issue or grant any Securities, it shall give prior written notice to the Investors specifying its intention to issue such Securities (such notice to specify the type, price, timing of issuance or grant, and other terms and conditions of the Securities to be issued or granted by the Company) (the "**Rights Offering Notice**"). Any Investor may elect to exercise all or any portion of its Rights Issuance Entitlement by giving the Company written notice specifying the type and number of Securities it intends to purchase (up to its Rights Issuance Entitlement) within thirty (30) days after the date of receipt of the Rights Offering Notice from the Company, and the Company shall not issue or grant, or execute any agreement to issue or grant, the relevant Securities during such thirty-day (30) period. If no Investor has exercised its right under Section 3 of this Agreement within such thirty-day period, the Company shall be entitled to issue or

grant the Securities specified in the relevant Rights Offering Notice with respect to which such right as was not exercised at a price and on terms and conditions no more favorable to the subscriber or purchaser than those specified in the relevant Rights Offering Notice, within ninety (90) days after the expiry of the thirty-day (30) period. Any non-exercise of the right under Section 3 of this Agreement by the Investors on any issuance or grant shall not adversely affect the rights of the Investors to purchase any Securities issued or granted thereafter.

3.3 **Assignability of Rights**. The rights under this Section 3 are not separately assignable from the Securities.

3.4 **Exceptions**. This Section 3 shall not apply to the following issuances and grants by the Company:

(a) the issuance of Common Shares upon the conversion of any Securities (including the Notes);

(b) the issuance or grant of Securities pursuant to a Management Incentive Plan;

(c) the issuance of Common Shares as part of any stock split; and

(d) the issuance of any Securities at the time of a merger, spin-off, share exchange or other reorganization.

4. CORPORATE GOVERNANCE

4.1 **Board of Directors**. For so long as any Investor or any of its Affiliates owns any of the Investor Shares or any of the principal amount of the Notes remains outstanding, each Shareholder shall vote (or shall cause to be voted) all the Securities owned or controlled by such Shareholder (including any Securities hereafter acquired), at any regular or special meeting of shareholders of the Company, shall take all action by written consent in lieu of such meeting of shareholders (to the extent permitted by applicable Law to effect the terms hereof), shall cause the Board nominated by it, as applicable, to vote to effect the terms hereof, and, without limiting the foregoing, shall take all other actions necessary to ensure at all times that:

(a) the Board shall not exceed nine (9) members;

(b) there shall be elected as members of the Board:

(1) up to two (2) directors nominated by Carlyle and up to two (2) directors nominated by Cinda HK (of which, with respect to the directors nominated by Cinda HK, one (1) director shall be employed by or be a member of the board of directors of Cinda HK and one (1) director shall have been determined bythe members of the Board other than those nominated by Carlyle and Cinda HK to be "independent" in relation to Cinda HK) (each such director nominated by either Carlyle or Cinda HK, an "**Investor Director**" and collectively the "**Investor Directors**"), within 60 days upon written notice by the relevant Investor to the Company informing the Company of such Investor's elections to nominate directors to the Board in accordance with this Section 4.1;

(2) one (1) individual with relevant experience in the industry pertinent to the Company's business who is not an employee of the Company and who is acceptable to the other directors of the Board is designated by the mutual agreement of the Investors and the Principal Shareholder. The foregoing individual may be the director nominated by Cinda HK that is considered "independent" in relation to Cinda HK pursuant to Section 4.1(b)(1) ; and

(3) one (1) individual whose role and responsibilities shall be agreed in advance by the Parties is designated by Cinda HK to act as the deputy general manager of the Company and/or deputy general manager of Xi'an and TCH. The Parties shall ensure that the appointment of such individual shall be subsequently approved by the Board.

(a) The Company shall take all necessary action, from time to time and at all times, so as to maintain the total size of the Board (including vacancies) to permit the Investor Directors to be appointed to the Board pursuant to clause (b) of this Section 4.1.

(b) The remaining directors of the Company shall be nominated and elected by the shareholders of the Company in accordance with the Company's bylaws and articles of incorporation then in effect. Notwithstanding the foregoing, to the extent that the application of the clauses (a) and (b) of this Section 4.1 shall result in the election of fewer than seven (7) directors, the size of the Board shall be reduced accordingly. The Company shall pay the reasonable expenses incurred by the Investor Directors to attend meetings of the Board.

1.2 **D&O Insurance**. Upon written notice of any Investors' election to nominate the Investor Directors, the Company shall purchase directors and officers insurance covering all of the directors and officers of the Company, in form and substance reasonably acceptable to the Investors, if no such directors and officers insurance exists as of the date of such written notice.

1.3 **Dismissals; Vacancies**. The Investor Director(s) may not be removed or replaced except by the Investor who originally appointed it. The Investors shall be entitled to nominate a person to fill any vacancy created in the position of the Investor Director(s) (whether that vacancy is created by the death, resignation, or removal of such person, the termination of such director's term, or otherwise).

1.4 **Failure to Designate a Board Member**. In the absence of any designation from the persons or groups with the right to designate a director as specified above, the director previously designated by them and then serving shall be reelected if still eligible to serve as provided herein.

1.5 **Board Proceedings, Quorum**. Regular meetings of the Board shall take place at least once in each semi-annual period. For so long as the Investors or any of their Affiliates hold any of the Investor Shares, or so long as all or any of the principal amount of the Notes remains outstanding, quorum for a meeting of the Board shall be a majority of directors and shall include, in each case, the attendance of the Investor Directors, if applicable.

1.6 **Meetings Via Teleconference**. Members of the Board or any committee thereof may participate in a meeting of the Board or such committee by means of a teleconference or similar communications equipment through which all persons

participating in the meeting can hear each other, and participation in a meeting by such means shall constitute in-person presence at such meeting.

1.7 **No Liability for Election of Recommended Directors**. No Party, nor any Affiliate of any such Party, shall have any liability as a result of designating a person for election as a director for any act or omission by such designated person in his or her capacity as a director of the Company, nor shall any Party have any liability as a result of voting for any such designee in accordance with the provisions of this Agreement.

1.8 **General Meeting of Shareholders**. The general meeting of shareholders shall convene on a regular basis, but in any event not less frequently than once every year, to review matters relating to the operation of the Company, to take such actions as are reserved for approval by the shareholders of the Company pursuant to the provisions of this Agreement, the Articles of Incorporation and the laws of the State of Nevada, and to review such other matters as the shareholders of the Company may deem appropriate. A general meeting of shareholders may be convened only upon at least two (2) weeks' notice to the shareholders of such meeting and the purposes thereof, unless such prior notice period is waived or shortened by unanimous written consent of the shareholders. No general meeting of shareholders shall be held unless the holders of at least a majority of the issued and outstanding Securities entitled to vote attend such meeting (whether in person or by proxy). Except as required by the Nevada General Corporation Law, and subject to Section 6.1, all resolutions of the shareholders shall require the affirmative vote of the holders of a majority of the issued and outstanding Securities entitled to vote on such resolution, represented at a meeting at which shareholders representing a majority of the issued and outstanding Securities entitled to vote are present.

1.9 **Written Consents**. Any action required or permitted to be taken at any meeting of the shareholders or Board may be taken without a meeting if all shareholders or members of the Board, as applicable, consent thereto in writing, to the extent permitted by applicable Law.

2. RESTRICTION ON SALE AND PURCHASE OF SHARES

2.1 Transfers Generally.

(a) The Principal Shareholder shall not, directly or indirectly, sell, assign, transfer or otherwise dispose of, or pledge, hypothecate or otherwise encumber (in each case, a "**Transfer**"), any of his Securities unless such Transfer shall have been previously approved by the express written consent of each of the Investors. Any purported Transfer or other disposition in violation of this Agreement shall be void. The restrictions on Transfer contained in this Section 5 are in addition to and separate from any prohibitions on the Transfer of Securities contained in the Pledge Agreements.

(b) Each of the Investors (or any direct or indirect transferee of the Investors) may Transfer any of its Securities, together with, to the extent of the number of Securities being transferred, its rights and interests under this Agreement, to any Person.

2.2 Transfer Terms.

(a) Any transfer of Securities by the Principal Shareholder under Section 5.1 shall be on terms that such Securities are transferred (i) free from all Liens and (ii) with the benefit of all rights attaching to them as at the date of such transfer.

(b) Each Party shall take any and all steps within its power to procure that the Board does not approve any Transfer of Securities unless the terms of such Transfer complies with this Agreement and the Organizational Documents.

(c) Each Party shall take any and all steps which are within its power and which are reasonably necessary to effect the Transfer of any Securities in accordance with the terms of this Agreement in a timely fashion. Any Transfer of Securities to a third party shall be conditional on such third party becoming a party to this Agreement and becoming subject to the rights and obligations of the transferor under this Agreement.

(d) Notwithstanding anything to the contrary in this Agreement, any attempt by the Principal Shareholder to transfer Securities in violation of this Section 5 shall be void, and the Company agrees it will not effect such a transfer nor will it treat any alleged Transferee as the holder of such shares without the written consent of the Investors.

3. COVENANTS

3.1 The Company shall not carry out, and none of the Principal Shareholder or members of the Board shall propose or pass or vote on any resolution or take any action with respect to the Company carrying out, any of the matters specified in Section 6.1 to 6.14, inclusive, without, in addition to any other authorization or approvals required by Law, the Articles of Incorporation or other Organizational Documents of the Company, the prior written approval of the Investors (which approval of the Investor Director(s), if present, shall be sufficient to satisfy the Investors' approval rights under this Section 6.1).

(a) *Dividends or Repurchases.* Declare or pay dividends or other distributions, direct or indirect, in cash or in property, by any member of the Company Group, or redeem, retire, purchase or otherwise acquire any securities by any member of the Company Group, except as expressly contemplated by the Transaction Documents.

(b) *Business Plan.* (i) Approve any Business Plan or annual budget or operating plan other than as contemplated in Section 6.3, (ii) modify or revise an approved Business Plan, (iii) deviate from any line items contained in any Board-approved Business Plan, and (iv) authorize, approve or enter into any new business venture or opportunities not expressly contemplated in a Board-approved Business Plan.

3.2 **Inspection**. Without limiting any other rights of the Investors under applicable Law, the Company covenants and agrees that it shall permit any authorized representatives of any Investor to visit and inspect any of the properties of the Company Group and examine the books of account and records of the Company Group and discuss the affairs, finances and accounts of the Company Group with the directors, officers, employees, accountants, legal counsel and investment bankers of the Company Group, all at such reasonable times as may be requested by any such Investor.

3.3 **Business Plan**. As early as practicable, but in any event at least no later than sixty (60) days following the start of each fiscal year, the Company shall deliver

to the Board a business plan, consolidated capital and operating expense budgets, cash flow projections, and income and loss projections for the Company in respect of such fiscal year, all itemized in reasonable detail and prepared on a monthly basis, and, promptly after preparation, any revisions to any of the foregoing ("**Business Plan**"). The Business Plan shall be approved by the Board pursuant to Section 6.1(b) of this Agreement.

3.4 **Key Employee Employment Agreements**. The Company shall maintain employment agreements with each of the chief executive officer, the chief financial officer, and the chief operating officer of the Company in a form acceptable to each of the Investors, which agreements shall set forth the salary, annual performance-based bonus (if any), and rights of such chief executive officer, the chief financial officer or the chief operating officer, as the case may be. Such employment agreements shall, at a minimum, have (a) confidentiality provisions, (b) non-compete provisions (prohibiting the direct or indirect engagement of any business or activity that competes with the business of the Company in the People's Republic of China), and (c) non-solicitation provisions (prohibiting any solicitation of the Company's customers and employees), expiring no less than two years following the termination of such chief executive officer's, the chief financial officer's or the chief operating officer's employment with the Company.

3.5 **Most Favored Investor Status**. In the event of any future capital raising or financing transaction by the Company or any other member of the Company Group permitted by the Transaction Documents in which the Company proposes to grant to a Person any rights or terms that are more favorable, in any Investor's reasonable view, than the rights and terms granted under the Transaction Documents, the Company shall grant such favorable rights and terms to the Investors.

3.6 **Exchange Listing.** The Company shall make such filings, registrations or qualifications and take all other necessary action and will use its best efforts to obtain such consents, approvals and authorizations, if any, and satisfy all conditions that the NASDAQ Stock Market or other Exchange may impose in connection with the listing of the Common Shares and shall maintain the listing of the Common Shares on the NASDAQ Stock Market continuously for so long as all or any of the principal amount of the Notes remains outstanding or so long as the Investors own any of the Common Shares

3.7 **Compliance**. The Company shall do or cause to be done all things necessary to (i) preserve, renew and keep in full force and effect its legal existence, (ii) preserve, renew and keep in full force and effect all of its Permits and Intellectual Property, and (iii) comply in all material respects with all Laws and regulations applicable to the operation of the business.

3.8 **Notices**. The Company shall give the Investors prompt written notice of the following: (i) issuance by any Governmental Authority of any injunction, order, decision or other restraint prohibiting, or having the effect of prohibiting, all or any portion of the business of the Company Group, (ii) notice, filing or commencement of any action, suit or proceeding against any of the Company Group, (iii) any default or event of default, specifying the nature and extent thereof and the action (if any) that is proposed to be taken with respect thereto, under the Notes or any other Contract to which the Company Group is a party, or (iv) any development in the business or affairs of any of the Company Group that could have a material adverse effect.

3.9 **Certain Securities Law Matters**.

(a) As long as any of the Investor Shares are "restricted securities" within the meaning of Rule 144(a)(3) or Rule 905 under the Securities Act, and during any period in which the Company is not subject to and in compliance with Section 13 or 15(d) of the Exchange Act, Company Group shall provide to each holder of such restricted securities and to each prospective purchaser (as designated by such holder) of such restricted securities, upon the request of such holder or prospective purchaser, any information required to be provided by Rule 144A(d)(4) under the Securities Act.

(b) During the six-month period after the date of reacquisition (or such shorter period as may be provided for in Rule 144(k) under the Securities Act, as the same may be in effect from time to time), Company Group shall not, and shall not permit any current or future subsidiaries of the Company or any other affiliates (as defined in Rule 144A under the Securities Act) controlled by the Company to, resell any of the Purchased Securities which constitute "restricted securities" under Rule 144 that have been reacquired by the Company, any current or future Subsidiaries of the Company or any other affiliates (as defined in Rule 144A under the Securities Act) controlled by the Company, except pursuant to an effective registration statement under the Securities Act.

(c) Company shall not register any transfer of any Securities that are not (i) made in accordance with the provisions of Regulation S under the Securities Act, (ii) made pursuant to registration under the Securities Act, or (iii) made pursuant to an available exemption under the Securities Act.

3.10 **Transfer Taxes**. The Company shall pay all stamp, documentary and transfer taxes and other duties, if any, which may be imposed by any Governmental Authorities or any political subdivision thereof or taxing authority thereof or therein with respect to the issuance of the Investor Shares or the sale thereof to the Investors.

3.11 **Hindrance of Rights of Shareholder**. The Company shall not take any action that would prevent the exercise by any Shareholder of its rights hereunder, or the performance by any Shareholder of its obligations hereunder. Neither the Company nor any Shareholder shall take any action that would prevent the exercise by the Investors of their rights hereunder.

3.12 **Maintenance**. The Company shall preserve and keep in full force and effect its corporate existence, rights, franchises and lease agreements and maintain its properties in good condition, except where failure to do so would not have a Material Adverse Effect on the Company.

3.13 **Insurance**. The Company shall maintain appropriate levels of insurance, including directors and officers insurance and key-man insurance.

3.14 **Registration Rights**. Notwithstanding section 2(b) and any other provisions of the Carlyle Registration Rights Agreement, each of CAGP and Carlyle agrees that the Company is only required to file the Registration Statement (as defined in the Carlyle Purchase Agreement) upon all the Carlyle Notes having been converted into Registrable Shares pursuant to the Carlyle Purchase Agreement. This Section 6.14 shall take effect retroactively as from the date of the Carlyle Registration Rights Agreement.

4. CONFIDENTIALITY AND PUBLICITY

Each Party agrees to keep this Agreement, the provisions of this Agreement and the transactions contemplated by this Agreement (including the negotiation process) strictly confidential except to the extent the Parties agree to disclosure in writing or one of the Parties determines upon legal advice that it is required by Law to be disclosed (in this case, the Parties shall act in good faith to agree upon such announcement or public notification). Any disclosure of information pursuant to this Section 7 shall not discharge any Party from its obligation to keep any information not contained in such disclosure confidential or (if such disclosure is made to a specified third party) not to make any disclosure to any other party. Notwithstanding the above, any Investor may, after the date of this Agreement, disclose that it has agreed to invest in the Company. In such case, the terms and conditions of the investment shall not be disclosed unless required by Law.

5. NO RESTRICTIONS ON THE INVESTORS' BUSINESS

Nothing in this Agreement shall in any way limit or be construed as limiting the ability of the Investors or any of their Affiliates to, in the present or future, carry out and engage in any and all activities associated with its business, including, but not limited to, brokerage, investment advisory, investment company, financial advisory, principal investing, anti-raid advisory, merger advisory, financing, asset management, trading, market making, arbitrage, underwriting, agency, derivatives, foreign exchange and other similar activities conducted in the ordinary course of its business.

6. TERMINATION OR SUSPENSION OF THIS AGREEMENT

6.1 **Term and Termination**. The rights and obligations of the Shareholders set forth in this Agreement shall terminate upon the earlier of (a) the date the Investors or any of their Affiliates (including any successor to the rights and obligations of the Investors) cease to hold any Investor Shares and the Company's obligations under the Notes and the Onshore Loan have been fully and indefeasibly paid and performed or otherwise satisfied; (b) the Principal Shareholder (including any successor to the rights and obligations of the Principal Shareholder) ceases to hold any Securities; and (c) by mutual agreement by all Parties; provided, that upon the Transfer by any Shareholder of all Securities owned by it in accordance with the provisions hereof, such Shareholder shall automatically cease to be a party to this Agreement and shall have no further rights or obligations hereunder.

6.2 **Suspension Due to Application for Exchange Listing**. Upon or in connection with any application for an Exchange Listing being filed or any similar listing on any internationally recognized public market, the Shareholders shall take all steps as may reasonably be requested by the Company to satisfy any requirement of the applicable Exchange or other relevant stock exchange or stock exchange regulating body or any applicable securities Laws required to achieve an Exchange Listing or other authorized listing, including but not limited to agreeing to suspend any of their rights under this Agreement to the extent required by such relevant stock exchange or any applicable securities Laws; provided that in the case of the rights of the Investors, the Parties shall use all reasonable efforts to replace, to the extent practicable, such suspended rights from the time of suspension with rights amongst the parties to this Agreement which are as close as possible in their effect to such suspended rights without breaching the requirements of such relevant stock exchange or any applicable securities Laws.

6.3 **Effect of Termination or Suspension**

(a) If this Agreement is suspended pursuant to Section 9.2, all obligations of the Parties to this Agreement under this Agreement shall be temporarily suspended, except for those obligations which are intended, expressly or impliedly, to survive the termination of this Agreement; provided, however, that no such suspension of this Agreement shall relieve any Party of any liability for breaches of this Agreement occurring prior to the date of suspension.

(b) If the Exchange Listing application made pursuant to Section 9.2 is rejected, dismissed, cancelled, or becomes invalid for any reason, or otherwise the stock exchange listing based on the listing application becomes untenable, the effect of the suspension shall be automatically cancelled, and the Agreement again becomes valid from the time when the listing application is abandoned. If any Party conducted, during the period of suspension pursuant to Section 9.2, any act that would constitute a breach of the Agreement if the Agreement were not suspended, that Party shall cure the act within one (1) month after the Agreement again becomes valid, and failure to cure it within this one month period will be deemed to be a breach of the Agreement.

(c) If this Agreement terminates, the Parties shall be released from their obligations under this Agreement, except in respect of any obligation stated, explicitly or otherwise, to continue to exist after the termination of this Agreement. If any Party breaches this Agreement before the termination of this Agreement, it shall not be released from its obligations arising from such breach on termination.

(d) Notwithstanding any termination hereof pursuant to Section 9, all of Sections 2, 6.10, 7 and 10 and this Section 9.3 shall survive any termination hereof and continue in accordance with their respective terms.

7. MISCELLANEOUS

7.1 **Governing Law**. This Agreement shall be governed by and construed under the laws of the State of New York, without regard to conflicts of law principles.

7.2 **Indemnity**.

(a) The Principal Shareholder hereby agrees to indemnify and hold harmless each of the Investors, and any such Investor's employees, Affiliates, agents and assigns, from and against any and all Indemnifiable Losses suffered by any Investor, or any such Investor's employees, Affiliates, agents and assigns, directly or indirectly, as a result of, or based upon or arising from any inaccuracy in or breach or nonperformance of any of the representations, warranties, covenants or agreements made by the Company or the Principal Shareholder in or pursuant to this Agreement.

(b) Any Party seeking indemnification with respect to any Indemnifiable Loss (an "**Indemnified Party**") shall give written notice to the party required to provide indemnity hereunder (the "**Indemnifying Party**").

(c) If any claim, demand or Liability is asserted by any third party against any Indemnified Party, the Indemnifying Party shall upon the written request of the

Indemnified Party, defend any actions or proceedings brought against the Indemnified Party in respect of matters embraced by the indemnity under this Section 10.2. If, after a request to defend any action or proceeding, the Indemnifying Party neglects to defend the Indemnified Party, a recovery against the Indemnified Party suffered by it in good faith shall be conclusive in its favor against the Indemnifying Party, provided, however, that, if the Indemnifying Party has not received reasonable notice of the action or proceeding against the Indemnified Party or is not allowed to control its defense, judgment against the Indemnified Party shall only constitute presumptive evidence against the Indemnifying Party.

(d) This Section 10.2 shall not be deemed to preclude or otherwise limit in any way the exercise of any other rights or pursuit of other remedies for the breach of this Agreement or with respect to any misrepresentation.

7.3 **Dispute Resolution**.

(a) Any dispute, controversy or claim (each, a "**Dispute**") arising out of or relating to this Agreement, or the interpretation, breach, termination or validity hereof, shall be resolved at the first instance through consultation between the parties to such Dispute. Such consultation shall begin immediately after any party has delivered written notice to any other party to the Dispute requesting such consultation.

(b) If the Dispute is not resolved within sixty (60) days following the date on which such notice is given, the Dispute shall be submitted to arbitration upon the request of any party to the Dispute with notice to each other party to the Dispute (the "**Arbitration Notice**").

(c) The arbitration shall be conducted in Hong Kong and shall be administered by the Hong Kong International Arbitration Centre ("**HKIAC**") in accordance with the HKIAC Procedures for the Administration of International Arbitration in force at the time of the commencement of the arbitration. There shall be one (1) arbitrator selected by the Company and the Investors. If the arbitrator has not been appointed within thirty (30) days after the Arbitration Notice is given, the relevant appointment shall be made by the Secretary General of the Centre.

(d) The arbitration proceedings shall be conducted in English. The arbitration tribunal shall apply the Arbitration Rules of the United Nations Commission on International Trade Law as in effect at the time of the commencement of the arbitration. However, if such rules are in conflict with the provisions of this Section 10.3, including the provisions concerning the appointment of arbitrators, the provisions of this Section 10.3 shall prevail.

(e) Each party to the arbitration shall cooperate with each other party to the arbitration in making full disclosure of and providing complete access to all information and documents requested by such other party in connection with such arbitration proceedings, subject only to any confidentiality obligations binding on such party.

(f) The arbitrators shall decide any dispute submitted by the parties to the arbitration tribunal strictly in accordance with the substantive law of New York and shall not apply any other substantive law.

(g) Any party to the Dispute shall be entitled to seek preliminary injunctive relief, if possible, from any court of competent jurisdiction pending the constitution of the arbitration tribunal.

(h) During the course of the arbitration tribunal's adjudication of the dispute, this Agreement shall continue to be performed except with respect to the part in dispute and under adjudication.

(i) The award of the arbitration tribunal shall be final and binding upon the parties, and the prevailing party may apply to a court of competent jurisdiction for enforcement of such award.

7.4 **Notices**. Except as may be otherwise provided herein, all notices, requests, waivers and other communications made pursuant to this Agreement shall be in writing and shall be conclusively deemed to have been duly given (i) when hand-delivered to the other Party, (ii) when sent by facsimile at the number set forth on the signature page hereof upon successful transmission report being generated by the sender's machine, (iii) three (3) Business Days after deposit with an international overnight delivery service, postage prepaid, addressed to the Parties as set forth on the signature page with next-business-day delivery guaranteed, provided that the sending Party receives a confirmation of delivery from the delivery service provider, or (iv) when sent by electronic mail, in each case to such Party at its address as follows:

if to the Principle Shareholders, to the address indicated on the signature page hereto.

if to the Company, to:

12/F, Tower A
Chang'an International Building
No. 88 Nanguanzheng Street
Xi'an 710068, China
Attention: Guohua Ku, Chief Executive Officer
Tel: +86 (29) 8765-1096
Fax: +86 (29) 8765-1099

with a copy to:

Jeffrey Q. Li
McKenna Long & Aldridge, LLP
1900 K Street, N.W.
Washington D.C. 20006
Tel: 202-496-7443
Fax: 202-496-7473

if to Carlyle, to:

Carlyle Asia Investment Advisors Limited
2202-2207A, Plaza 66
1266 Nanjing Xi Road
Shanghai 200040, P.R.C.
Attention: Nicholas Shao

Phone +86 (21) 6103-3266
Fax: +86 (21) 6103-3220

with a copy to:

O'Melveny & Myers LLP
Plaza 66, 37th Floor
1266 Nanjing Road West
Shanghai 200040, P.R.C.
Attention: Portia Ku
Tel: + 86 (21) 2307-7000
Fax: + 86 (21) 2307-7300

if to Cinda HK, to:

Room 1101, 11/F., Tower 1
Admiralty Centre
18 Harcourt Road
Hong Kong
Attention: Mr. Ma Yilin
Tel: +852 2527 6686
Fax: +852 28042135

with a copy to:

Gide Loyrette Nouel
Jardine House
Suites 1517-19
1 Connaught Place
Hong Kong
Attention: Samuel Chau
Tel: +852 2536 9110
Fax: +852 2536 9910

Each person making a communication hereunder by facsimile or electronic mail shall promptly confirm by telephone to the person to whom such communication was addressed each communication made by it by facsimile or electronic mail pursuant hereto but the absence of such confirmation shall not affect the validity of any such communication. A Party may change or supplement the addresses given above, or designate additional addresses, for purposes of this Section 10.4 by giving the other Party written notice of the new address in the manner set forth above.

7.5 **Entire Agreement; Prior Agreements; Conflicts**. This Agreement, together with all the Exhibits and Schedules hereto, constitutes and contains the entire agreement and understanding of the Parties with respect to the subject matter hereof and supersedes any and all prior negotiations, correspondence, agreements, understandings, duties or obligations between the Parties respecting the subject matter hereof. If there is any discrepancy or conflict between this Agreement and the Articles of Incorporation or other Organizational Documents, the provisions of this Agreement shall prevail and the Parties agree to amend the Articles of Incorporation or the other Organizational Documents, as the

case may be, so as to comply with this Agreement to the extent allowed by the Laws of the state of Nevada. In addition, if there should be any such difference or discrepancy, the Parties agree to vote the Securities owned by them and take other necessary action so as to cause the provisions of this Agreement to be duly effected, carried out and complied with, as closely as practicable and as permitted by applicable Law, as if this Agreement, rather than the Articles of Incorporation or other Organizational Documents, was the controlling instrument of the Company.

7.6 **Termination of the Prior Investment Agreement.** In consideration of the mutual covenants and promises contained herein, each of the parties to the Prior Investment Agreement hereby confirms and covenants with each of the other Parties thereto that, with immediate effect: (a) the Prior Investment Agreement shall be superseded and replaced in its entirety by this Agreement; (b) none of the parties to the Prior Investment Agreement has or shall have any rights, claims or interests whatsoever against any of the other parties to the Prior Investment Agreement under or in respect of the Prior Investment Agreement; and (c) to the extent that any of the parties to the Prior Investment Agreement has or may have any rights, claims or interests whatsoever against any of the other Parties thereto under or in respect of the Prior Investment Agreement, such rights, claims or interests are hereby absolutely, irrevocably and unconditionally waived, discharged and released by the Parties concerned.

7.7 **Severability**. In the event one or more of the provisions of this Agreement should, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

7.8 **Counterparts; Facsimile**. This Agreement may be executed and delivered by facsimile signature and in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

7.9 **Titles and Subtitles**. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

7.10 **Further Assurances**. At any time or from time to time after the date hereof, the Parties agree to cooperate with each other and, at the request of any other Party, to execute and deliver any further instruments or documents and to take all such further action as the other Party may reasonably request in order to evidence or effectuate the consummation of the transactions contemplated hereby and to otherwise carry out the intent of the Parties hereunder.

7.11 **Costs of Enforcement**. If any Party seeks to enforce its rights under this Agreement by legal proceedings, the non-prevailing Party shall pay all costs and expenses incurred by the prevailing Party, including, without limitation, all reasonable attorneys' fees.

7.12 **Interpretation; Captions**. This Agreement shall be construed according to its fair language. The rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not be employed in interpreting this Agreement. The

captions to sections of this Agreement have been inserted for identification and reference purposes only and shall not be used to construe or interpret this Agreement.

7.13 **Consent Required to Amend, Terminate or Waive**. This Agreement may be amended or modified and the observance of any term hereof may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a written instrument executed by (i) the Company, (ii) the Principal Shareholder, and (iii) the Investors.

7.14 **Endorsement of Share Certificates**. Each certificate representing any Securities now or hereafter owned by a Shareholder or issued to any Person in connection with a transfer by the Principal Shareholder pursuant to Section 5 hereof shall be endorsed by the Company with a legend reading substantially as follows:

> "THE SALE, PLEDGE, HYPOTHECATION OR TRANSFER OF THE SHARES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO CERTAIN TERMS, CONDITIONS AND RESTRICTIONS SET FORTH IN A SHAREHOLDERS AGREEMENT BY AND BETWEEN THE HOLDER HEREOF, THE COMPANY AND CERTAIN OTHER SHAREHOLDERS OF THE COMPANY. COPIES OF SUCH AGREEMENT MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE COMPANY."

The Company, by its execution of this Agreement, agrees that it will cause the certificates evidencing Securities subject to this Agreement issued after the date hereof to bear the legend required by this Section 10.13 of this Agreement, and it shall supply, free of charge, a copy of this Agreement to any holder of a certificate evidencing Securities upon written request from such holder to the Company at its principal office. The Parties do hereby agree that the failure to cause the certificates evidencing the Securities to bear the legend required by this Section 10.13 herein and/or the failure of the Company to supply, free of charge, a copy of this Agreement as provided hereunder shall not affect the validity or enforcement of this Agreement.

7.15 **Implementation of this Agreement.** Notwithstanding the rights each Shareholder has or will have under the applicable Laws due to the holding of Securities or otherwise, the Company and the Shareholders shall take any action necessary to enforce the provisions of this Agreement (including but not limited to the exercise of voting rights held by each of them and the holding of extraordinary general meetings of shareholders and meetings of the Board necessary for the fulfillment or compliance of the provisions of this Agreement).

(Signatures on Following Pages)

IN WITNESS WHEREOF, the Parties have executed this Shareholders Agreement as of the day and year herein above first written.

COMPANY:

CHINA RECYCLING ENERGY CORPORATION

By: ______________________
Name:
Title:

INVESTORS:

CARLYLE ASIA GROWTH PARTNERS III, L.P.

By: ______________________
Name:
Title:

CAGP III CO-INVESTMENT, L.P.

By: ______________________
Name:
Title:

CHINA CINDA (HK) ASSET MANAGEMENT CO., LIMITED

By: ______________________
Name:
Title:

错误！未找到引用源。

IN WITNESS WHEREOF, the Parties have executed this Shareholders Agreement as of the day and year herein above first written.

COMPANY: **CHINA RECYCLING ENERGY CORPORATION**

By: ______________________________

Name:

Title:

INVESTORS: **CARLYLE ASIA GROWTH PARTNERS III, L.P.**

By: ______________________________

Name: Curtis L. Buser

Title: Managing Director

CAGP III CO-INVESTMENT, L.P.

By: ______________________________

Name: Curtis L. Buser

Title: Managing Director

CHINA CINDA (HK) ASSET MANAGEMENT CO., LIMITED

By: ______________________________

Name:

Title:

WS0701.184100.8

PRINCIPAL SHAREHOLDER:

By: ______________________________

Mr Ku Guohua

Address:

WSO701 184100.8

EXHIBIT A

Number of Pledged Common Shares of Principal Shareholder

Number of Pledged Shares	Pledgee
4,716,574	CARLYLE ASIA GROWTH PARTNERS III,L.P.
	CAGP III CO-INVESTMENT, L.P.
9,000,000	DEG-DEUTSCHE INVESTITIONS